Exhibit 10.36

UL NON-QUALIFIED DEFERRED COMPENSATION PLAN

ARTICLE 1
TITLE
The title of this Plan shall be the “UL Non-Qualified Deferred Compensation Plan.” The purpose of this Plan is to provide additional non-qualified deferred compensation to a select group of management or highly compensated employees of the Company.
ARTICLE 2
DEFINITIONS
Wherever used in this Plan, the following words and phrases shall have the following respective meanings when capitalized:
(1)    Plan. The UL Non-Qualified Deferred Compensation Plan, as herein set forth and as from time to time amended.
(2)    Company. UL LLC, a Delaware limited liability company.
(3)    Employee. An individual whose relationship with the Company is, under common law, that of an employee.
(4)    Active Participant. An Employee is designated as an Active Participant by the Compensation Committee of the Company, in its sole discretion. Any such designation may be applicable to the Plan Year for which it is made and, if the Committee so determines, subsequent Plan Years until such designation is revoked. Notice of any such designation (or revocation thereof) shall be delivered to the designated Employee within a reasonable time after such designation or revocation.
(5)    Participant. An Employee for whom an account is maintained under the Plan.
(6)    Beneficiary. The person or persons, including the estate of the Participant, entitled under Article 4 to receive payments in the event of the death of a Participant.
(7)    Distributee. A person entitled under Article 4 to receive payments.
(8)    Compensation. An Employee’s regular rate of pay in respect of Hours of Employment not in excess of the Employee’s regularly scheduled full-time hours of employment, disregarding any reduction on account of the Employee’s election to have his or her pay reduced pursuant to a qualified cash or deferred arrangement described in Section 401 (k) of the Code, a cafeteria plan described in Section 125 of the Code or a qualified transportation fringe benefit plan described in Section 132(f) of the Code.
(9)    Deferral Amount. The amount, if any, to be credited pursuant to Section 3.2 to the account of the Participant.
(10)    Separation from Service. The earlier of the Participant’s” separation from service” with the Company within the meaning assigned to that term for purposes of section 409 A of the Code and the Participant’s death.
(11)    UL Committee. The committee appointed and acting under Section 10.1 of the Qualified Plan.
(12)    Code. The Internal Revenue Code of 1986, as amended from time to time, any successor statute, and any applicable regulations or guidance thereunder.
(13)    ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute, and any applicable regulations or guidance thereunder.
(14)    Plan Year. Each calendar year beginning on and after January 1, 2012.
(15)    Qualified Plan. The UL Financial Security Plan, as in effect from time to time.
(16)    Valuation Date. December 31, 2012, and each subsequent day on which the New York Stock Exchange is open for trading.
(17)    Effective Date. The effective date of this Plan, which shall be January 1, 2012.
ARTICLE 3
MAINTENANCE OF ACCOUNTS AND
ANNUAL CREDITS TO ACCOUNTS
Section 3.1.    Separate Accounts. The UL Committee shall maintain or cause to be maintained on the Company’s books an account for each Participant for whom amounts are credited under the Plan. The account maintained for a Participant (i) shall as of each Valuation Date be credited with amounts pursuant and subject to Sections 3.2 and 3.3 and (ii) shall be charged upon any payment made by the Company pursuant to this Plan with the amount of such payment. Such accounts shall be solely for accounting purposes. The books of accounts, forms and accounting methods used in the administration of Participants’ accounts shall be the responsibility of, and shall be subject to the supervision and control of, the UL Committee. The balance of a Participant’s account shall be the only amount from the Company to which the Participant may be entitled pursuant to this Plan.
Section 3.2.    Amounts Credited to Accounts of Active Participants. As of December 31, 2012 and as of each subsequent December 31 or such other dates as the UL Committee may determine, the UL Committee shall credit to the account of each Participant who was employed by the Company on such Valuation Date and was an Active Participant for any portion or all of the Taxable Year ending on such Valuation Date an amount designated by the UL Committee pursuant to this paragraph. As of the day (other than a December 31) on which a Participant terminates employment with the Company, the UL Committee shall credit to the account of such Participant, if such Participant was an Active Participant for any portion of the Plan Year in which such termination occurs, an amount designated by the UL Committee pursuant to this paragraph. Any such decision of the UL Committee shall be communicated in writing to the Participant as soon as is practicable after such decision is made. Notwithstanding the foregoing, unless the UL Committee determines otherwise, the amount to be credited to an Active Participant’s account for a Plan Year shall be the excess, if any, of (A) the amount that would have been credited to the account of such Active Participant under the Qualified Plan pursuant to Section 4.4 thereof but for the limitations imposed by section 401(a)(17) and 415 of the Code, over (B) the amount actually so credited.
Section 3.3.    Additional Amounts Credited to Accounts of All Participants. As of each Valuation Date until the balance of a Participant’s account is paid by the Company in full, such Participant’s account shall be credited (or charged) with an additional amount described in this paragraph. The UL Committee shall, in its sole discretion, prior to the beginning of such period, select investment media and allow each Participant, or Beneficiary of a deceased Participant, from time to time beginning with the beginning of such period, pursuant to rules established by the UL Committee, to request that his account be invested, for bookkeeping purposes only, among such media in amounts or percentages designated by the Participant or Beneficiary. Each such request made by the Participant or Beneficiary shall be effective until a new request is filed by the Participant or Beneficiary (as applicable) with the UL Committee. Notwithstanding the foregoing, unless the UL Committee shall determine otherwise, the investment media available for selection under the Plan and the time and manner of such elections shall be the same as in effect from time to time, under the Qualified Plan. Neither the Company nor the UL Committee shall be required to actually invest any amounts equal to a Participant’s account balance in accordance with such requests or to even set assets aside in an amount equal to any of such account balances. On each Valuation Date until the balance of a Participant’s account is paid by the Company in full, each Participant’s account balance shall as be increased by the earnings or gains or decreased by the losses which are or would be realized by the Company as if an amount of the Company’s assets equal to the Participant’s account balance as of the preceding Valuation Date (after adjustments thereto are made as of the preceding Valuation Date pursuant to Section 3.2 and this Section), reduced by any payments made by the Company pursuant to this Plan after such preceding Valuation Date, had actually been invested as requested by the Participant among such investment media.
Section 3.4.    Correction of Error. If it comes to the attention of the UL Committee that an error has been made in crediting to a Participant’s account any of the amounts prescribed by this Article 3, an appropriate adjustment shall be made to such account.

Section 3.5.    Compliance with Enrollment Procedures. Notwithstanding any of the preceding Sections of this Article, a Participant must comply with all enrollment procedures adopted by the UL Committee in a timely manner as determined by the UL Committee to be eligible to have any amounts credited to his account pursuant to Section 3.2 or Section 3.3 as of any Valuation Date or to be entitled to any payments pursuant to this Plan. Such enrollment procedures shall require a Participant to initially file and at all times thereafter have filed with the UL Committee a designation of the Participant’s Beneficiary pursuant to Section 4.2. Pursuant to rules set forth by the UL Committee, any such election may be changed by the Participant from time to time prior to the commencement of any payments hereunder.
ARTICLE 4
PAYMENT OF PLAN BENEFITS
Section 4.1.    Time and Manner of Payment of An Account Balance. Upon the earlier of (i) the Participant’s Separation from Service and (ii) the first day of the calendar year in which the Participant attains age 70½, the Participant, or the Participant’s Beneficiary if the Participant dies prior to receiving all payments to which the Participant is entitled pursuant hereto, shall be entitled to receive payment from the Company an amount equal to the balance of the Participant’s account as of such date. Such payment shall be a single lump sum payment and shall be made as soon as administratively practicable following such date, but in no event later than the last day of the calendar year in which the Participant’s Separation from Service occurs or the Participant attains age 70½, as applicable. The payment described in this Section shall be the entire benefit to which a Participant (or Beneficiary thereof) is entitled pursuant to this Plan, and the payment shall be a charge to the Participant’s account. Notwithstanding the preceding provisions of this Section 4.1, the Company may determine in its sole discretion that the payment to which a Participant or Beneficiary is entitled pursuant hereto shall be reduced by any amounts which are owing by the Participant or Beneficiary to the Company at the time such payment is to be made.
Section 4.2.    Designation of Beneficiary. Each Participant shall have the right to designate a Beneficiary or Beneficiaries (who may be designated contingently or successively and which may be an entity other than a natural person) to receive any payment to be made under Section 4.1 upon the death of such Participant. A Participant may from time to time, without the consent of any designated Beneficiary, cancel any such designation. Such designation and any cancellation thereof shall be made by the Participant in writing in the form designated by the UL Committee for such purpose and by the Participant delivering such form to the UL Committee. If (i) no Beneficiary has been designated by a deceased Participant, or (ii) the designated Beneficiary has predeceased the Participant, any payment to be made under Section 4.1 upon the death of the Participant shall be made in one lump sum payment at the direction of the UL Committee (a) to the Beneficiary designated by the Participant pursuant to Section 8.4 of the Qualified Plan, or if none, (b) to the surviving spouse of such deceased Participant, if any, or if there is no surviving spouse, to the executor or administrator of the estate of such deceased Participant or person who pursuant to the law of the jurisdiction where the estate of such Participant is administered has the position similar to that of such executor or administrator. The divorce of a Participant shall be deemed to revoke any prior designation of the Participant’s divorced spouse if written evidence of such divorce shall be received by the UL Committee before payment has been made in accordance with such designation.
Section 4.3.    Payments to Minor and Disabled Persons. Any payment to be made pursuant to this Article which is payable to a person who is a minor or to a person who, in the opinion of the UL Committee, is unable to manage his or her affairs by reason of illness or mental incompetency may be made to or for the benefit of any such person at such time consistent with the provisions of this Article and in such of the following ways as the legal representative of such person shall direct: (a) directly to such person if, in the opinion of such legal representative, he is able to manage his or her affairs, (b) to such person’s legal representative, (c) to a custodian for such person, or (d) to some near relative of such person to be used for the latter’s benefit. The UL Committee shall not be required to see to the application by any such third party of any payment made to or for the benefit of such person pursuant to this Section. Any payment made in accordance with this Section shall be a full and complete discharge of any liability of the Company for such payment under this Plan.
Section 4.4.    Withholding Taxes. The Company may withhold from any payment due to a Participant or other Distributee pursuant hereto or otherwise all taxes, or contributions to social or retirement, benefit or similar funds, or other amounts which, by applicable federal, state, local or other law, the Company is required to withhold therefrom or pay with respect to such payment or with respect to benefits accrued hereunder for the benefit of such Participant or Distributee.
ARTICLE 5
ADMINISTRATION
Section 5.1.    The UL Committee.
(a)    The UL Committee shall be the “administrator” of the Plan within the meaning of such term as used in ERISA shall be responsible for the administration of the provisions of the Plan. The Company and the UL Committee shall each be a “named fiduciary”

within the meaning of such term as used in ERISA in respect of the respective powers, obligations and duties delegated to them pursuant to this Plan.
(b)    The UL Committee shall have the duty and authority to interpret and construe the Plan in regard to all questions of eligibility, the status and rights of Participants, distributees and other persons under the Plan, and the manner, time, and amount of payment of any distribution under this Plan. The Company shall, from time to time, upon request of the UL Committee, furnish to the UL Committee such data and information as the UL Committee shall require in the performance of its duties. Benefits under this Plan shall be paid only if the UL Committee decides in its discretion that a Participant, Beneficiary or other Distributee is entitled to them.
(c)    The members of the UL Committee may allocate their responsibilities and may designate any person, committee, partnership or corporation to carry out any of their responsibilities with respect to administration of the Plan.
(d)    The UL Committee may act at a meeting or by written consent approved by a majority of its members. The UL Committee shall be the Plan’s agent for service of legal process and keep records of all meetings of the UL Committee. The UL Committee may adopt such rules and procedures as it deems desirable for the conduct of their affairs and the administration of the Plan, provided that any such rules and procedures shall be consistent with the provisions of the Plan and ERISA.
(e)    The members of the UL Committee shall discharge their duties with respect to the Plan (i) solely in the interest of the Participants and their Beneficiaries, (ii) for the exclusive purpose of providing benefits to Participants and their Beneficiaries and of defraying reasonable expenses of administering the Plan and (iii) with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. The Company hereby indemnifies the members of the UL Committee and each of them, from the effects and consequences of their acts, omissions and conduct in their official capacity, except to the extent that such effects and consequences shall result from their own willful misconduct.
(f)    The members of the UL Committee may not receive any compensation or fee from the Plan for services as members of the UL Committee. The Employer shall reimburse the members of the UL Committee for any reasonable expenditures incurred in the discharge of their duties as members of the UL Committee.
(g)    The UL Committee may employ such counsel (who may be of counsel for the Company) and agents and may arrange for such clerical and other services as it may require in carrying out the provisions of the Plan.
Section 5.2.    Claims Procedure. If any Participant or Distributee believes he or she is entitled to benefits in an amount greater than those which he or she is receiving or has received, he or she may file a claim with the UL Committee (“a claimant”). Such a claim shall be in writing and state the nature of the claim, the facts supporting the claim, the amount claimed, and the address of the claimant. The UL Committee shall review the claim and, unless special circumstances require an extension of time, within 90 days after receipt of the claim, give written or electronic notice to the claimant of its decision with respect to the claim. If special circumstances require an extension of time, the claimant shall be notified in writing or electronically, within the initial 90-day period of the extension and such notice shall describe the circumstances requiring the extension and the expected date by which the UL Committee will make its determination. In no event shall such an extension exceed 90 days. The notice of the decision of the UL Committee with respect to the claim shall be written in a manner calculated to be understood by the claimant and, if the claim is wholly or partially denied, set forth the specific reasons for the denial, specific references to the pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim, an explanation of why such material or information is necessary and an explanation of the claim review procedure under the Plan (including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following the final denial of the claim).
The claimant (or her duly authorized representative) may request a review by the UL Committee of any denial of his or her claim by filing with the UL Committee within 60 days after notice of the denial has been received by the claimant, a written request for such review. Within the same 60 day period, the claimant may submit to the UL Committee written comments, documents, records and other information relating to the claim. Upon request and free of charge, the claimant also may have reasonable access and copies of, documents, records and other information relative to the claim. If a request for review is so filed, review of the denial shall be made by the UL Committee within, unless special circumstances require an extension of time, 60 days after receipt of such request. If special circumstances require an extension of time, the claimant shall be notified in writing or electronically within the initial 60-day period of the extension and such notice shall describe the circumstances requiring the extension and the expected date by which the UL Committee will make its determination. In no event shall such an extension exceed 60 days. If the appeal is wholly or partially denied, the notice of the final decision of the UL Committee shall be provided to the claimant and shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based and a statement that the claimant is entitled, upon request and free of charge, to reasonable access to, and copies of, all relevant documents, records and information. The notice shall be written in a manner calculated to be understood by the claimant and shall notify the claimant of his or her right to bring a civil action under Section 502(a) of ERISA.
In making determinations as regarding claims for benefits, the UL Committee shall consider all of the relevant facts and circumstances, including, without limitation, governing Plan documents, consistent application of Plan provisions with respect to similarly situated claimants and any comments, documents, records and other information with respect to a claim submitted by a claimant (a “claimant’s submissions”). A claimant’s submissions shall be considered by the UL Committee upon review of any initially denied claim without regard to whether the claimant’s submissions were submitted or considered by the UL Committee in the initial benefit determination.
Section 5.3.    Notices to Participants, Etc. All notices, reports and statements given, made, delivered or transmitted to a Participant or Beneficiary or any other person entitled to or claiming benefits under this Plan shall be deemed to have been duly given, made or transmitted when transmitted through inter-office mails or mailed by first class mail with postage prepaid and addressed to the Participant or distributee or such other person at the address last appearing on the records of the UL Committee (or such other electronic means as deemed acceptable by the UL Committee). A Participant or Beneficiary or other person may record any change of his or her address from time to time by written, telephonic or electronic notice filed with the UL Committee in accordance with procedures prescribed by the UL Committee.
Section 5.4.    Notices to UL Committee. Written directions, notices and other communications from Participants or Distributees or any other person entitled to or claiming benefits under the Plan to the UL Committee shall be deemed to have been duly given, made or transmitted either when delivered to the location specified upon the forms prescribed by the UL Committee for the giving of such directions, notices and other communications or when transmitted through inter-office mail or mailed by first class mail with postage prepaid and addressed to the addressee at the address specified upon such forms (or such other electronic means as deemed acceptably by the UL Committee).
Section 5.5.    Records. The UL Committee shall keep a record of all of their proceedings and shall keep or cause to be kept all books of account, records and other data as may be necessary or advisable in their judgment for the administration of this Plan.
Section 5.6.    Accounting to Participants. The UL Committee shall keep on file, in such form as it shall deem convenient and proper, all reports concerning the Participants’ accounts, and the UL Committee shall, as soon as possible after the close of each Plan Year, advise each Participant and Beneficiary of the balance credited to any account for his or her benefit as of the close of such Plan Year pursuant to Article 3 hereof.
ARTICLE 6
MISCELLANEOUS
Section 6.1.    Non-Assignability. It is a condition of this Plan, and all rights and interests of each Participant and other Distributee shall be subject thereto, that, except as provided in Section 4.1, no right or interest of any Participant or other Distributee in this Plan shall in any manner be assignable or transferable or subject to anticipation, in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, sale, transfer, assignment, execution, levy, garnishment, attachment, pledge, encumbrance, bankruptcy, and division or awarding of property under state domestic relations law (including community property law), but excluding devolution by death or mental incompetency, and no right or interest of any Participant or other Distributee in this Plan shall be liable for, or subject to, any obligation or liability of such Participant or other Distributee, including claims for alimony or the support of any spouse. If any person shall endeavor or purport to make any such assignment, transfer or anticipation, the rights and interests otherwise provided hereunder which are the subject of such assignment, transfer or anticipation shall cease to exist.
Section 6.2.    Employment Rights. This Plan does not constitute a contract of employment between the Company and the Participant and participation in this Plan will not give any Participant any right to be retained in the employment of the Company, nor any right or claim to any payment under this Plan which has not specifically accrued under the terms of this Plan.
Section 6.3.    Absence of Guarantee. The UL Committee does not in any way guarantee any payment to any person.
Section 6.4.    Limitation of Rights. A Participant or Distributee shall have no right, title or claim in or to any specific asset of the Company, but shall have the right only to payments by the Company from the general assets of the Company on the terms and conditions herein provided. This Plan shall not be a funded plan, and the Company shall be under no obligation to set aside any funds for the purpose of making payments pursuant to this Plan. All amounts of compensation deferred under this Plan, all property and rights purchased with such amounts, and all income attributable to such amounts, property or rights shall remain (until made available to the Participant or Beneficiary) solely the property and rights of the Company (without being restricted to the provision of benefits under this Plan) and shall be subject to the claims of the Company’s general creditors.
Section 6.5.    Applicable Law. This Plan and all rights hereunder shall be governed by and construed in accordance with the laws of the State of Illinois and ERISA to the extent ERlSA pre-empts such laws, and such laws of the State of Illinois and ERISA shall pre-empt the laws of any foreign jurisdiction. A Participant or Beneficiary shall have no right to any payment pursuant to this Plan or otherwise from the Company if this Plan or any payment to otherwise be made pursuant hereto is invalid or contrary to the terms of any law.
Section 6.6.    Application of ERISA and Section 409A of the Code. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and Department of Labor Regulations section 2520.104-23. This Plan is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. In the event the terms of this Plan would subject a Participant to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Participant shall cooperate diligently to amend the terms of the Plan to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Plan.

ARTICLE 7
AMENDMENT AND TERMINATION OF PLAN
Section 7.1.    Amendment. The Company, by action of its Board of Directors, or the UL Committee, may at any time and from time to time amend or modify this Plan by written instrument executed by the Company in any manner as the Board of Directors of the Company or the UL Committee shall determine. Any such amendment or modification shall become effective on or as of such date as such instrument shall indicate, including retroactively to the extent such instrument shall indicate. Any such amendment shall apply to Participants in this Plan at the time thereof as well as to future Participants, except to the extent that any such amendment by its terms applies to less than all of such Participants. Any such amendment which applies to less than all of such Participants may be recorded in addenda to this Plan.
Section 7.2.    Termination. The Company by action of its Board of Directors, or the UL Committee, may at any time by written instrument executed by the Company or the UL Committee and disclosed to the Participants terminate this Plan or suspend further credits to be made pursuant to Section 3.2. In the event the Plan is terminated, each Participant still employed by the Company shall receive in a single lump sum payment a payment from the Company in an amount equal to his account balance determined at the time this Plan is terminated, and (ii) each Participant or Beneficiary of a Participant whose employment has already been terminated shall receive in a single lump sum payment a payment from the Company in an amount equal to the Participant’s account balance at the time this Plan is terminated, in each case at the time and in the manner permitted by Section 409A of the Code. Upon termination of this Plan, a Participant or Beneficiary shall be entitled to no additional payments other than those described in the preceding sentence.

IN WITNESS WHEREOF, the Company has adopted this instrument by causing it to be executed by its duly authorized officer on this 3rd day of January, 2012.

UL LLC

By:	/s/ Irene Ho

Name:	Irene Ho

Title:	SVP - Human Resources
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